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                                                               EXHIBIT (h)(1)(b)

                      TRANSFER AGENCY AND SERVICE AGREEMENT
                                     BETWEEN
                      MAINSTAY INSTITUTIONAL FUNDS INC. AND
                       MAINSTAY SHAREHOLDER SERVICES INC.

                                  FEE SCHEDULE

                          (as amended December 5, 2000)

1)                MAINTENANCE AND TRANSACTION CHARGES - BILLABLE MONTHLY

                  A)       Per Account Annual Fee:

                  The following funds will be billed at a rate of 1/12 of the annual fee for each fund account serviced during the month. Accounts serviced is defined as all open accounts at month end and accounts which close during the month.

                   Funds                                   Account Rates
                   -----                                   -------------
                   Value Equity Fund                              $20.50
                   Growth Equity Fund                             $20.50
                   Bond Fund                                      $24.00
                   Short-Term Bond Fund                           $24.00
                   Money Market Fund                              $28.50
                   Indexed Equity Fund                            $20.50
                   Indexed Bond Fund                              $24.00
                   International Bond Fund                        $24.00
                   International Equity Fund                      $20.50
                   Multi-Asset Fund                               $24.00
                   EAFE Index Fund                                $20.50
                   Core Bond Plus Fund
                   Mid Cap Core Fund
                   Tax Free Bond Fund

         B)       Fund Minimum (Cusip/Class/Fund)

                  $1,000 per month per cusip

                  The fees and charges set forth shall increase annually over the fees and charges during the prior 12 months in an amount equal to the annual percentage of change in the Northeastern Consumer Price Index as last reported by the U.S. Bureau of Labor Statistics.

2)       Out-Of-Pocket

         A)       Out-of-Pocket

                  Out-of-pocket expenses include but are not limited to:

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                  Confirmation production, postage, forms, telephone, microfilm, microfiche and expenses incurred at the specific direction of the fund. Postage for mass mailings is due seven days in advance of the mailing date.

IN WITNESS WHEREOF, MainStay Institutional Funds Inc. and MainStay Shareholder Services Inc. have agreed upon this fee schedule and have caused this fee schedule to be executed in their names and on their behalf through duly authorized officers.

MAINSTAY INSTITUTIONAL FUNDS, INC.                    MAINSTAY SHAREHOLDER SERVICES INC.

NAME:____________________________                     NAME:_______________________________


TITLE:        President                               TITLE:        President & CEO
      ___________________________                          ___________________________

DATE:         May 18, 1998                            DATE:         May 20, 1998
      ___________________________                          ___________________________
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